Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE

Company Contact:	Investor Contact:
Hilary Bond	Brian Korb
Strategic Diagnostics Inc.	The Trout Group
(302) 456-6789	(646) 378-2923
www.sdix.com	bkorb@troutgroup.com

Strategic Diagnostics Appoints Monette Greenway as Vice President, Marketing and Sales

Robert Laffer Joins the Company as Sales Manager, Life Sciences

NEWARK, Del., February 3, 2009 – Strategic Diagnostics Inc. (Nasdaq – SDIX) – today announced key additions to its management team of two experienced professionals from the Life Sciences market.  Monette Greenway was appointed Vice President, Marketing and Sales effective January 28, 2009, and Robert Laffer joined SDI as Sales Manager for Life Sciences effective January 15, 2009.

Ms. Greenway will fill the role left vacant when Fran DiNuzzo was appointed CEO in November. Ms. Greenway was recently employed as President of the Integrative Technologies Division of Thermo Fisher Scientific, the world’s largest provider of scientific tools and equipment.  Ms. Greenway has over twenty years of progressive leadership experience in the Life Sciences industry.  During her tenure with Thermo Fisher Scientific, Ms. Greenway led a global division created to generate powerful workflow solutions leveraging the division competencies and those of the newly expanded company.  This division was comprised of several businesses, including informatics, cellular imaging and microwell plate instrumentation.  Ms. Greenway strengthened the division’s strategic focus and critical commercial processes, resulting in improved performance and customer loyalty.

Prior to joining Thermo Fisher Scientific, Ms. Greenway held Vice President and General Manager roles at Invitrogen Corporation, a global Life Sciences organization.  Ms. Greenway strengthened market share and growth trajectory through targeted technology innovation, accelerated new product introduction and strengthened commercial execution.  Ms. Greenway also held a variety of progressively responsible positions at Life Technologies prior to its acquisition by Invitrogen.

“We are excited to welcome Monette to SDI’s Executive leadership team,” remarked Fran DiNuzzo, President and CEO.  “She brings a wealth of Life Sciences experience that will be invaluable as we continue to work to expand our presence in the industry.  Monette will play an instrumental role in refining strategies and commercial programs that will expand our business and allow us to better serve customer needs.  Her proven track record as an industry executive will help to advance the company’s overall capabilities.”

Ms. Greenway commented, “I am very excited to be joining the SDI team.  This is an organization with world-class capabilities in antibody technology and assay development.  The Company’s novel technology advantage makes it well-positioned to assist Life Science customers in achieving their goals.  I look forward to working with the SDI team to further strengthen our strategic and commercial momentum.”

Robert Laffer joined SDI as Sales Manager for Life Sciences.  Immediately prior to joining SDI, Mr. Laffer was the Northeast Regional Sales Manager for Panomics, with responsibility for a large customer base involved in drug discovery, screening technologies and toxicology.  Before joining Panomics, Mr. Laffer served as Global Account Executive for the BioPharma Division of PerkinElmer Life and Analytical Sciences.

“Bob is a seasoned sales professional with demonstrated leadership abilities, and he will be a key member of Monette’s sales and marketing team,” said DiNuzzo.  “His years of experience in the Life Science market will be put to good use at SDI.  We continue to demonstrate the efficacy of our Genomic Antibody Technology™ and we look forward to Bob’s leadership in developing and maintaining strong customer relationships.”

As part of Ms. Greenway’s employment agreement, she received a nonqualified option to purchase 85,000 shares of common stock at an exercise price of $1.50, as well as 15,000 shares of restricted stock, subject to the terms set forth in the restricted stock grant agreement dated January 28, 2009.  Both the option and the restricted stock vest in four equal annual installments, beginning on the date of grant.

About Strategic Diagnostics Inc.
Strategic Diagnostics Inc. is a leading provider of antibody technology to the Life Science market place.  Additionally the company provides biotechnology-based detection solutions for a broad range of food, water, agricultural, and environmental applications. By applying its core competencies of antibody and assay development, the Company produces unique, sophisticated reagents, reagent systems, antibody design services and bio-detection solutions to customer needs. Customers benefit from the enablement of their research into critical health care challenges of disease understanding, therapeutic development and diagnostic discovery.  Industrial customers benefit with quantifiable “return on investment” by reducing time, labor, and/or material costs. All this is accomplished while increasing accuracy, reliability and actionability of essential test results. The Company is focused on sustaining this competitive advantage by leveraging its expertise in antibody design, immunology, proteomics, bio-luminescence and other bio-reactive technologies to continue its successful customer-focused research and development efforts. Recent innovations in high throughput production of antibodies from genetic antigens will complement the Company’s established leadership in commercial and custom antibody production for the Research, Human/Animal Diagnostics, and Pharmaceutical industries, and position the Company for broader participation in proteomics research and discovery.

This news release contains forward-looking statements reflecting SDI's current expectations. When used in this press release, the words “anticipate”, “could”, “enable”, “estimate”, “intend”, “expect”, “believe”, “potential”, “will”, “should”, “project” “plan” and similar expressions as they relate to SDI are intended to identify said forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, which may cause actual results to differ from those anticipated by SDI at this time. Such risks and uncertainties include, without limitation, changes in demand for products, delays in product development, delays in market acceptance of new products, retention of customers and employees, adequate supply of raw materials, the successful integration and consolidation of the Maine production facilities, inability to obtain or delays in obtaining fourth party, including AOAC, or required government approvals, the ability to meet increased market demand, competition, protection of intellectual property, non-infringement of intellectual property, seasonality, and other factors more fully described in SDI's public filings with the U.S. Securities and Exchange Commission.